UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALMETTO BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

South Carolina	74-2235055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

306 East North Street Greenville, South Carolina	29601
(Address of Principal Executive Offices)	(Zip Code)

Palmetto Bancshares, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Roy D. Jones

Chief Financial Officer

306 East North Street

Greenville, South Carolina 29601

(Name and address of agent for service)

(800) 725-2265

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Neil E. Grayson

John M. Jennings

Nelson Mullins Riley & Scarborough LLP

104 South Main Street, Suite 900

Greenville, South Carolina 29601

(864) 250-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.01 per share	2,000,000	$3.00	$6,000,000	$696.60

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the closing sale price of the registrant’s common stock on May 17, 2011, as reported by the Pink OTC Markets, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Palmetto Bancshares, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):

(a)	The Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2010 filed with the Commission on February 28, 2011 and March 9, 2011, respectively;

(b)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011 filed with the Commission on May 2, 2011;

(c)	The Company’s Current Reports on Form 8-K filed on April 1, 2011, February 4, 2011, February 3, 2011, and January 7, 2011;

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(e)	The description of the Company’s common stock contained in our Current Report on Form 8-K filed on May 13, 2011, including any other amendments or reports filed with the Commission for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

N/A

Item 5.	Interests of Named Experts and Counsel.

N/A

Item 6.	Indemnification of Directors and Officers.

Under our Bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our Bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the South Carolina Business Corporation Act of 1988 (the “Business Corporation Act”), a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act. Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our Articles of Incorporation do not contain any such limitations. The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Our Articles of Incorporation provide that a director shall not be personally liable to the Company or any of our shareholders for monetary damages for breach of fiduciary duty as a director, provided that a director’s liability shall not be eliminated or limited with respect to (i) any breach of the director’s duty of loyalty to the Company or our shareholders; (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws; (iii) liability imposed under Section 33-8-330 of the Business Corporation Act (relating to improper distributions to shareholders); or (iv) liability for any transaction from which the director derived an improper personal benefit.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors and officers’ liability insurance for the benefit of our directors and officers.

Item 7.	Exemption from Registration Claimed.

N/A

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

4.1.1	Amended and Restated Articles of Incorporation filed on December 21, 2009 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1.1 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

4.1.2	Articles of Amendment filed on August 11, 2010 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1.2 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2011.

4.2.1	Amended and Restated Bylaws dated December 15, 2009: Incorporated by reference to Exhibit 3.2.1 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

4.3	Specimen Certificate for Common Stock: Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, Commission File No. 33-51212, filed with the Securities and Exchange Commission on August 20, 1992.

4.4	Palmetto Bancshares, Inc. 2011 Stock Incentive Plan: Incorporated by reference to Appendix B of the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2011.

4.5	Form of Award Agreement for Stock Options: Incorporated by reference to Appendix B of the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2011.

4.6	Form of Award Agreement for Restricted Stock: Incorporated by reference to Appendix B of the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2011.

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages).

Item 9.	Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, as of May 19, 2011.

PALMETTO BANCSHARES, INC.

By:	/s/ Samuel L. Erwin
Name:	Samuel L. Erwin
Title:	Chief Executive Officer

By:	/s/ Roy D. Jones
Name:	Roy D. Jones
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel L. Erwin and Roy D. Jones, and each of them such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer) to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lee S. Dixon	Director	May 19, 2011
Lee S. Dixon	Chief Operating Officer
Chief Risk Officer

/s/ Samuel L. Erwin	Director
Samuel L. Erwin	Chief Executive Officer	May 19, 2011

/s/ Michael D. Glenn	Director	May 19, 2011
Michael D. Glenn

/s/ Robert B. Goldstein	Director	May 19, 2011
Robert B. Goldstein

/s/ John D. Hopkins, Jr.	Director	May 19, 2011
John D. Hopkins, Jr.

/s/ Roy D. Jones	Chief Financial Officer	May 19, 2011
Roy D. Jones

/s/ James J. Lynch	Director	May 19, 2011
James J. Lynch

/s/ L. Leon Patterson	Chairman of the Board of Directors	May 19, 2011
L. Leon Patterson

/s/ Jane S. Sosebee	Director	May 19, 2011
Jane S. Sosebee

/s/ L. Stewart Spinks
L. Stewart Spinks	Director	May 19, 2011

/s/ John P. Sullivan	Director	May 19, 2011
John P. Sullivan

/s/ J. David Wasson, Jr.	Director	May 19, 2011
J. David Wasson, Jr.

Exhibit Index

Exhibit No.	Description of Exhibit

4.1.1	Amended and Restated Articles of Incorporation filed on December 21, 2009 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1.1 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

4.1.2	Articles of Amendment filed on August 11, 2010 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1.2 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2011.

4.2.1	Amended and Restated Bylaws dated December 15, 2009: Incorporated by reference to Exhibit 3.2.1 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

4.3	Specimen Certificate for Common Stock: Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, Commission File No. 33-51212, filed with the Securities and Exchange Commission on August 20, 1992.

4.4	Palmetto Bancshares, Inc. 2011 Stock Incentive Plan: Incorporated by reference to Appendix B of the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2011.

4.5	Form of Award Agreement for Stock Options: Incorporated by reference to Appendix B of the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2011.

4.6	Form of Award Agreement for Restricted Stock: Incorporated by reference to Appendix B of the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2011.

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages).